STATE OF DELAWARE CERTIFICATE OF CONVERSION FROM A LIMITED LIABILITY COMPANY TO A CORPORATION PURSUANT TO SECTION 265 OF THE DELAWARE GENERAL CORPORATION LAW

1.) The jurisdiction where the Limited Liability Company first formed is DELAWARE.

2.) The jurisdiction immediately prior to filing this Certificate is DELAWARE.

3.) The date the Limited Liability Company first formed is JANUARY 1, 2018, and the effective date of the Conversion is January 1, 2022, for accounting purposes only.

4.) The name of the Limited Liability Company immediately prior to filing this Certificate is TERNIO, LLC.

5.) The name of the Corporation as set forth in the Certificate of Incorporation is UNBANKED, INC.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Limited Liability Company have executed this Certificate on the 31 day of December, A.D. 2021.

INCORPORATOR:

Lerman Law Associates, PC

By: ____________________

Name: Craig Lerman

Title: President

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:12 AM 01/04/2022
FILED 11:12 AM 01/04/2022
SR 20220014758 - File Number 6685842